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                                                                  EXHIBIT 3.1(b)

                        CERTIFICATE OF AMENDMENT TO THE
                   RESTATED CERTIFICATE OF INCORPORATION OF
                          EXTENDED STAY AMERICA, INC.

                         Pursuant to Section 242 of the
                         General Corporation Law of the
                               State of Delaware


          Extended Stay America, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify as follows:

     1. The Restated Certificate of Incorporation of the Company is hereby amended by changing Article FOURTH thereof so that, as amended, the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Company shall read in its entirety as follows:

          "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 510,000,000 of which (i) 500,000,000 shares, par value $.01 per share, are to be of a class designated Common Stock ("Common Stock") and (ii) 10,000,000 shares, par value $.01 per share, are to be of a class designated Preferred Stock ("Preferred Stock")."

     2. That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company having adopted resolutions setting forth such amendment and declaring its advisability, and the holders of a majority of the outstanding stock of the Company having approved and adopted resolutions providing for such amendment.

          IN WITNESS WHEREOF, Extended Stay America, Inc. has caused this Certificate to be signed by its Senior Vice President and attested to by its Assistant Secretary, on this 19th day of May, 1997.

                                EXTENDED STAY AMERICA, INC.


                                     /s/ Robert A. Brannon
                                By:  ___________________________________
                                     Robert A. Brannon
                                     Senior Vice President
ATTEST:

/s/ Gregory R. Moxley
__________________________________
Gregory R. Moxley
Assistant Secretary